Exhibit 99.1

SmartStop®

Self Storage REIT, Inc.

...The Smarter Way to Store!®

FOR IMMEDIATE RELEASE

SmartStop Self Storage REIT, Inc. Announces $200 Million Increase to its Credit Facility

LADERA RANCH, Calif., – October 8, 2021 – SmartStop Self Storage REIT, Inc.  (“SmartStop”) announced today that it exercised $200 million of its accordion (the “Accordion”) under its existing multi-currency credit facility (the “Credit Facility”) with a syndicate of banks led by KeyBank National Association, Wells Fargo, N.A., Citibank, N.A. and Bank of Montreal. The increased commitment was entirely on the revolving portion of the Credit Facility (the “Revolver”). The Credit Facility now consists of a $450 million Revolver and a $250 million term loan (the “Term Loan”) for a total commitment of $700 million. The Accordion was also amended to permit expansion up to $1.05 billion, subject to certain conditions. The other terms and conditions of the Credit Facility remain unchanged.

“This upsized facility allows us to execute our strategic growth plans both in the U.S. and across the border in Canada,” said H. Michael Schwartz, Founder, Chairman, and CEO of SmartStop. “With sizeable commitments from eleven existing as well as four new financial institutions, the syndicated facility was 2.3x oversubscribed, a testament to SmartStop as a company and our tremendous team, as well as the performance of our best-in-class self storage portfolio.”

KeyBanc Capital Markets, Inc. and KeyBank National Association served as Joint Lead Arranger and Administrative Agent for the Credit Facility.  Wells Fargo Securities, LLC, Citibank, N.A. and BMO Capital Markets acted as joint lead arrangers and co-syndication agents for the Credit Facility.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 400 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. SmartStop is one of the largest self storage companies in North America, with approximately $1.8 billion of real estate assets under management, including an owned and managed portfolio of 157 properties in 19 states and Ontario, Canada and comprising approximately 106,000 units and 12.1 million rentable square feet. SmartStop and its affiliates own or manage 18 operating self storage properties in the Greater Toronto Area, which total approximately 15,200 units and 1.6 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-429-6600

dcorak@smartstop.com